CONDENSED STATEMENTS OF FINANCIAL POSITION

(in thousands of Canadian dollars) (unaudited)

		June 30	December 31
As at	Note	2014	2013

Assets

Accounts receivable		$5,115	$3,643

Deposits and prepaid expenses		135	150

Total current assets		5,250	3,793

Property, plant and equipment	4	69,499	92,710

Exploration and evaluation assets	5	8,256	8,094

Total non-current assets		77,755	100,804

Total assets		$83,005	$104,597

Liabilities

Accounts payable and accrued liabilities		$11,735	$13,327

Bank loan	9	42,808	37,831

Financial derivatives	10	3,313	3,253

Total current liabilities		57,856	54,411

Decommissioning liabilities		14,504	14,842

Total non-current liabilities		14,504	14,842

Total liabilities		72,360	69,253

Equity

Share capital	6	54,857	54,857

Contributed surplus		3,200	2,986

Deficit		(47,412)	(22,499)

Total equity		10,645	35,344

Total equity and liabilities		$83,005	$104,597

The accompanying notes are an integral part of these financial statements.

Going concern (note 3)

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CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands of Canadian dollars, except per share amounts) (unaudited)
		Three months ended		Six months ended
		June 30		June 30
	Note	2014	2013	2014	2013

Oil and natural gas sales		$13,112	$17,294	$25,905	$27,470

Less: royalties		(3,188)	(4,260)	(6,140)	(6,548)

Realized gain (loss) on financial derivatives		(2,445)	554	(4,481)	1,776

Unrealized gain (loss) on financial derivatives	10	1,540	(1,376)	(60)	(4,561)

Total oil and natural gas revenue		9,019	12,212	15,224	18,137

Production, operating and transportation expenses		4,966	5,792	12,024	11,752

Exploration and evaluation expenses	5	13	25	32	294

Depletion and depreciation	4	2,776	5,116	5,792	8,999

General and administrative expenses		947	1,331	2,124	2,560

Other expenses		115	241	106	338

Loss on disposition		–	–	52	–

Impairment of property, plant, and equipment	4	19,019	–	19,019	–
		27,836	12,505	39,149	23,943

Finance expense		529	367	988	727

Income loss before income tax		(19,346)	(660)	(24,913)	(6,533)

Income tax expense (reduction):

Deferred		–	(50)		(1,436)

Net loss and comprehensive loss for the period		$(19,346)	$(610)	$(24,913)	$(5,097)

Net loss per share:

Basic & diluted	8	$(0.30)	$(0.01)	$(0.39)	$(0.08)

The accompanying notes are an integral part of these financial statements

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CONDENSED STATEMENTS OF CHANGES IN EQUITY

(in thousands of Canadian dollars except number of common shares) (unaudited)
		Number of
		common	Share	Contributed		Total
	Note	shares	capital	surplus	Deficit	equity

Balance at December 31, 2012		58,915,979	52,018	2,249	(8,819)	45,448

Issue of common shares		5,000,000	3,150	–	–	3,150

Share issue costs, net of tax of $107		–	(311)	–	–	(311)

Share based payments		–	–	412	–	412

Net loss for the period		–	–	–	(5,097)	(5,097)

Balance at June 30, 2013		63,915,979	$54,857	$2,661	$(13,916)	$43,602

Balance at December 31, 2013		63,915,979	54,857	2,986	(22,499)	35,344

Share based payments	7	–	–	214	–	214

Net loss for the period		–	–	–	(24,913)	(24,913)

Balance at June 30, 2014		63,915,979	$54,857	$3,200	$(47,412)	$10,645

The accompanying notes are an integral part of these financial statements

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CONDENSED STATEMENTS OF CASH FLOWS

(in thousands of Canadian dollars) (unaudited)
		Six months ended June 30
	Note	2014	2013
Cash flows from operating activities:

Net income (loss) for the period		$(24,913)	$(5,097)

Adjustments for:
Depletion and depreciation	4	5,792	8,999
Loss on disposition		52
Accretion expense		186	176
Unrealized (gain) loss on financial derivatives	10	60	4,561
Share based compensation	7	154	288
Deferred tax expense (recovery)		–	(1,436)
Exploration and evaluation expenses	5	32	294
Impairment of property, plant, and equipment	4	19,019	–
Change in non-cash working capital	11	608	403
Net cash from (used in) operating activities		990	8,188

Cash flows from investing activities:
Property, plant, equipment, exploration and evaluation expenditures		(2,397)	(12,325)
Acquisition of property, plant, and equipment			(386)
Proceeds on disposition of property, plant, equipment		87	–
Change in non-cash working capital	11	(3,657)	(1,850)
Net cash from (used in) investing activities		(5,967)	(14,561)

Cash flows from financing activities:
Proceeds from issue of share capital		–	3,150
Proceeds from loans and borrowings		4,977	3,641
Share issuance costs		–	(418)
Net cash from (used in) financing activities		4,977	6,373

Cash and cash equivalents beginning and end of period		–	–

The accompanying notes are an integral part of these financial statements

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NOTES TO THE FINANCIAL STATEMENTS

For the three and six months ended June 30, 2014, with comparative figures for 2013

(amounts are in thousands of Canadian dollars except share and per share information)

1.	REPORTING ENTITY:

Palliser Oil & Gas Corporation (“Palliser” or the “Company”) is a publicly traded company incorporated under the laws of Alberta. The Company is engaged in the exploration, development and production of petroleum and natural gas in Alberta and Saskatchewan. The address of the Company’s head office is 600, 255- 5th Ave S.W. Calgary, Alberta, Canada T2P 3G6. Palliser is listed and traded on the TSX Venture exchange under the symbol “PXL”.

2.	BASIS OF PREPARATION:

(a) Statement of compliance:

These unaudited condensed interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”). Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with IFRS, as issued by the IASB have been omitted or condensed and should be read in conjunction with the audited annual financial statements. The Company has prepared these interim financial statements using the same accounting policies and critical accounting estimates applied in the 2013 audited annual financial statements except noted below.

The financial statements were authorized for issue by the Board of Directors on August 26, 2014.

(b) Changes in accounting policies:

The following new accounting policies were adopted as at January 1, 2014, both of which were applied retrospectively:

The IASB issued International Financial Reporting Interpretations Committee Interpretation (“IFRIC”) 21, “Levies” which was adopted by the Company on January 1, 2014. The IFRIC clarifies that an entity should recognize a liability for a levy when the activity that triggers payment occurs. The adoption of this interpretation had no impact on the Company’s consolidated financial statements.

IAS 32, “Financial Instruments: Presentation”, which clarifies the requirements for offsetting financial assets and liabilities. The amendments clarify when an entity has a legally enforceable right to offset and certain other requirements that are necessary to present a net financial asset or liability. There was no impact to us on adoption of this standard.

3.	GOING CONCERN

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to discharge its obligations and realize its assets in the normal course of operations for the foreseeable future. The Company does not anticipate generating sufficient funds from the operations in the upcoming year to fund its working capital deficit. As a result, these conditions may cast significant doubt regarding the Company’s ability to continue as a going concern.

At June 30, 2014 the Company had a working capital deficiency totaling $49.3 million (excluding financial derivatives) (December 31, 2013 - $47.4 million). Further, the Company is not in compliance with its covenant under its bank loan (see note 9). On July 29, 2014, the Company and the lender entered into a forbearance agreement whereby the lender has provided an extension of the credit facilities to October 31, 2014.

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NOTES TO THE FINANCIAL STATEMENTS

On July 30, 2014, Maha Energy Inc. (“Maha”) and the Company have entered into an amalgamation agreement pursuant to which Maha and Palliser will amalgamate to form a new corporation to be called “Maha Energy Inc.” (“New Maha”) Palliser has also closed a minor asset disposition with Maha and entered into two farmout arrangements with Maha. Completion of the amalgamation is conditional on customary closing conditions and is subject to conditions precedent with respect to net indebtedness and transaction costs of the Company at closing. In addition, it is a condition to the completion of the amalgamation that Maha must complete a bond and/or equity financings for combined aggregate gross proceeds of not less than US $70 million, prior to October 31, 2014, the proceeds of which are planned to be used to re-finance the Company’s current credit facilities and fund go-forward capital. Refer to Subsequent Events (see note 13) for additional details.

Management believes that the going concern assumption is appropriate for these financial statements. Should the going concern assumption not be appropriate and the Company is not able to realize its assets and settle its liabilities, these financial statements would require adjustments to the amounts and classifications of assets and liabilities and these adjustments could be significant.

4.	PROPERTY, PLANT AND EQUIPMENT:

Oil and natural gas interests
Cost or deemed cost:
Balance at January 1, 2013	$111,383
Additions	25,190
Acquisitions	1,711
Balance at December 31, 2013	138,284
Additions and changes in decommissioning estimates	2,254
Dispositions	(1,361)
Balance at June 30, 2014	$139,177

Depletion, depreciation and impairment losses:
Balance at January 1, 2013	$28,624
Depletion and depreciation for the year	16,950
Balance at December 31, 2013	45,574
Dispositions	(706)
Depletion and depreciation for the period	5,792
Impairment of property, plant, and equipment	19,019

Balance at June 30, 2014	$69,498

Net book values:
At December 31, 2013	$92,710
At June 30, 2014	69,498

The disposition is related to all properties in the Frenchmen Butte area with proceeds of $87, a net book value disposed of related to property, plant and equipment of $386 with decommissioning provision of $247, and loss on disposition of $52.

At June 30, 2014 management identified impairment triggers relating to both its Greater Lloydminster and Medicine Hat cash generating units (“CGUs”). The impairment triggers identified included significant and prolonged production declines, increases in operating costs, decreases in operating netbacks and market transactions including the agreements entered into by the Company with Maha Energy Inc. subsequent to June 30, 2014 (see note 13). As a result, management conducted impairment tests for its Greater Lloydminster and Medicine Hat CGUs and recognized an impairment totaling $19,019 for the three and six months ended June 30, 2014 based on management’s estimate of the fair value less costs to sell of the respective CGUs . Fair value less costs to sell was based on overall recent market activity including the transactions entered into by the Company with Maha Energy Inc. subsequent to June 30, 2014.

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NOTES TO THE FINANCIAL STATEMENTS

5.	EXPLORATION AND EVALUATION ASSETS ("E&E")

E&E assets

Cost:

Balance at January 1, 2013	$8,159

Additions	926

Exploration and evaluation expense - land expiries	(991)

Balance at December 31, 2013	8,094

Additions	194

Exploration and evaluation expense - land expiries	(32)

Balance at June 30, 2014	$8,256

6.	SHARE CAPITAL:

The Company is authorized to issue an unlimited number of common shares and an unlimited number of first and second preferred shares. The holders of common shares are entitled to receive dividends as declared by the Company and are entitled to one vote per share.

7.	SHARE BASED PAYMENTS:

Share Options:

The Company has an option plan that entitles officers, directors, employees and certain consultants to purchase shares in the Company. Options are granted at the market price of the shares at the date of grant, have a five year term and vest over three years. The Company measures compensation costs associated with share based compensation using the fair market value method and the costs are recognized over the vesting period of the underlying security.

The number and weighted average exercise prices of share options are as follows:

	June 30, 2014		June 30, 2013

		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price

Outstanding at January 1	4,853,833	$0.87	4,864,500	$1.02

Forfeited during the period	(779,333)	0.81

Expired during the period	(450,000)	1.35	–	–

Canceled during the period			(305,000)	1.58

Exercised during the period	–	–	–	–

Granted during the period	–	–	948,500	0.49

Outstanding at period end	3,624,500	$0.82	5,508,000	$0.90

Exercisable at period end	2,639,498	$0.91	3,021,834	$1.06

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NOTES TO THE FINANCIAL STATEMENTS

Restricted Share Units:

The Company has a share unit plan, pursuant to which restricted share units (“RSUs”) may be granted to officers and employees. The maximum number of common shares issuable under the share unit plan (together with any security-based compensation arrangement, including share options and performance share units) shall not exceed 10% of the number of the then-issued and outstanding common shares. RSUs vest equally one-third on the first, second and third anniversaries from the date of grant. The fair value of the RSUs is determined at the date of grant using the volume-weighted average price for the five preceding days. The weighted average fair value of each RSU issued was $0.49. There were no RSUs issued prior to January 1, 2013.

	June 30, 2014	June 30, 2013
	Number of RSUs	Number of RSUs

Outstanding at January 1	685,500	–

Granted	–	676,500

Expired/Forfeited	(168,000)	–

Balance at June 30	517,500	676,500

Performance Share Units:

The Company has a performance share unit plan for its executive officers, which, including share options outstanding under the Company’s share option plan provides for the issuance of up to 10% of the issued and outstanding common shares from treasury at the date of grant. The number of performance share units, which are convertible to shares, is determined by the board of directors. The units vest according to performance targets over a period not to exceed three years from the end of the year the units are granted. Vesting is dependent upon meeting certain corporate performance targets as set and measured by the compensation committee of the board of directors. The units expire three years from the end of the year in which the grant was made.

The number of performance share units (PSU’s) outstanding and vested is as follows:

	June 30, 2014	June 30, 2013

	Number of PSU’s	Number of PSU’s

Outstanding at January 1	161,388	218,332

Forfeited during the period	–	–

Expired during the period	(46,944)	(56,944)

Outstanding at June 30	114,444	161,388

Exercisable at June 30	81,112	105,833

Deferred Share Units:

The Company has a cash-settled deferred share unit (“DSU”) plan as a form of compensation for the non-employee board of directors. For the three months ended June 30, 2014, 344,444 DSU’s were granted (104,520 for 2013), with a fair value of $47 (three months ended June 30, 2013 $49) included in general and administration expenses. For the six months ended June 30, 2014, 531,285 DSU’s were granted (175,442 for 2013), with a fair value of $82 (June 30, 2013 $82) included in general and administration expenses. As at June 30, 2014, 531,285 (June 30 2013, 608.633) DSU’s are vested and outstanding and $154 (June 30 2013, $286) is included in accounts payable and accrued liabilities.

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NOTES TO THE FINANCIAL STATEMENTS

	2014	2013
	Number of DSU’s	Number of DSU’s
Outstanding at January 1	798,035	433,191
Forfeited during the period	(190,401)	–
Expired during the period	–	–
Exercised during the period	–	–
Granted during the period	531,285	175,442
Outstanding at June 30	1,138,919	608,633
Exercisable at June 30	1,138,919	608,633

Share based compensation expense for the three months ended June 30, 2014 of $71 (2013 - $211) relating to share options and performance share units was expensed. Share based compensation charges of $26 (2013 - $63) was capitalized.

Share based compensation expense for the six months ended June 30, 2014 of $60 (2013 - $299) relating to share options and performance share units was expensed. In addition, share based compensation charges of $59 (2013 - $121) was capitalized.

8.	NET LOSS PER SHARE:

Basic and diluted income (loss) per common share was calculated as follows:

	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
Net income (loss) for the period	$(19,346)	$(610)	$(24,913)	$(5,097)
Weighted average number of common shares (basic):
Issued common shares beginning of the period	63,915,979	63,915,979	63,915,979	58,915,979
Effects of shares issued	–	–	–	4,143,646

Weighted average number of common shares – basic and diluted	63,915,979	63,915,979	63,915,979	63,059,625
Net income (loss) per share basic and diluted	$(0.30)	$(0.01)	$(0.39)	$(0.08)

The dilutive effect of outstanding share options and performance share units are anti-dilutive.

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NOTES TO THE FINANCIAL STATEMENTS

9.	BANK LOAN:

The Company has a revolving operating demand loan facility to a maximum of $41,913 ($41,308 drawn from the facility as at June 30, 2014) which was reduced from $42,000 as at December 31, 2013. In addition, the Company has an acquisition and development demand loan facility of $10,000 ($1,500 drawn from the facility as at June 30, 2014) for a total credit facility of $51,913. Advances under the credit facility are payable in full on demand of the lender. Advances under the revolving operating demand loan are available by way of prime rate loans with an interest rate of 1.0% over the lender’s prime lending rate. The effective interest rate during 2014 was 4.0%. Advances under the acquisition and development demand loan are available by way of prime rate loans with an interest rate of 1.5% over the lender’s prime lending rate. The credit facility is secured by a general assignment over the Company’s assets. Under the terms of the agreement, the Company is required to meet certain financial and engineering reporting requirements which the Company is not compliant with at June 30, 2014 for the financial reporting requirement. The credit facility requires that the Company maintain a working capital ratio, as defined in the credit facility agreement to be current assets (less unrealized hedging losses) divided by current liabilities (less unrealized hedging losses), of not less than 1:1. The calculation allows for the unused portion of the credit facility to be added to current assets and deduction of the current portion of bank debt from the current liabilities. On July 29, 2014, the Company and the lender entered into a forbearance agreement that provides an extension of the credit facilities to October 31, 2014.

10.	COMMODITY PRICE RISK MANAGEMENT:

Commodity price risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil and natural gas are impacted by not only the relationship between the Canadian and United States dollar but also world economic events dictate the levels of supply and demand. It is the Company’s policy to economically hedge some oil and natural gas sales through the use of financial derivative contracts.

As at June 30, 2014, the Company had fixed pricing applicable to future production through the following contracts:

Crude Oil Sales Price Derivatives
			Fixed Price	WCS to WTI	Estimated
Daily barrel	Contract		per WTI (1)	Differential	Fair Market
quantity (“bbl”)	Type	Remaining term of contract	bbl (CAD)	CAD (2)	value $000’s
500	Swap - Sell	July 1, 2014 - September 30, 2014	$97.00		$(666)
250	Swap - Sell	July 1, 2014 - September 30, 2014	$95.50		$(368)
700	Swap - Sell	July 1, 2014 - September 30, 2014	$98.50		$(837)
50	Swap - Sell	July 1, 2014 - September 30, 2014	$100.00		$(53)
250	Swap - Sell	October 1, 2014 - Dec. 31, 2014	$96.00		$(300)
400	Swap - Sell	October 1, 2014 - Dec. 31, 2014	$97.00		$(444)
800	Swap - Sell	October 1, 2014 - Dec. 31, 2014	$98.50		$(778)
50	Swap-Buy	Jul. 1, 2014 to Sep. 30, 2014	$106.66		22
50	Swap-Buy	Jul. 1, 2014 to Sep. 30, 2014	$106.66		22
500	Swap-Sell	Jul. 1, 2014 to Sep. 30, 2014		$20.75	66
50	Swap-Buy	Oct. 1, 2014 to Dec. 31, 2014	$104.12		23
Estimated fair market value position as at June 30, 2014					$(3,313)

(1)	West Texas Intermediate – Canadian pricing

(2)	Western Canadian Select index pricing differential to West Texas Intermediate Canadian pricing

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NOTES TO THE FINANCIAL STATEMENTS

11.	SUPPLEMENTED CASH FLOW INFORMATION:

Changes in non-cash working capital is comprised of:

	Six months ended June 30
	2014	2013
Source/(use) of cash:
Trade and other receivables	$(1,472)	$(1,244)
Deposit and prepaid expenses	15	(226)
Trade and other payables	(1,592)	23
	$(3,049)	$(1,447)
Related to operating activities	$608	$403
Related to investing activities	(3,657)	(1,850)
Related to financing activities	–	–

12.	FAIR VALUE

The Company’s financial instruments are comprised of cash and cash equivalents, trade and other receivables, loans and borrowings, trade and other payables and financial derivative contracts.

Fair value is determined following a three level hierarchy:

Level 1: Quoted prices in active markets for identical assets and liabilities. The fair value of the Company’s financial assets and liabilities (other than financial derivatives) equals their carrying value.

Level 2: Inputs other than quoted prices included within level 1 that are observable, either directly or indirectly. Such inputs can be corroborated with other observable inputs for substantially the complete term of the contract. Palliser uses level 2 inputs in the determination of the fair value of financial derivative assets and liabilities. Fair value of commodity contracts is determined by discounting the difference between the contracted prices and published forward curves at period and date, using the remaining contracted crude volumes.

Level 3: Under this level, fair value is determined using inputs that are not observable. Palliser has no assets or liabilities that use level 3 inputs.

13.	SUBSEQUENT EVENTS

On July 30, 2014, Maha Energy Inc. (“Maha”) and the Company entered into an amalgamation agreement pursuant to which Maha and Palliser will amalgamate to form a new corporation to be called “Maha Energy Inc.” (“New Maha”). Palliser has also closed a minor asset disposition with Maha. Pursuant to the amalgamation agreement, shareholders of the Company will receive 0.1393 of a common share of New Maha for each common share of Palliser. Completion of the amalgamation is conditional on customary closing conditions and is subject to conditions precedent with respect to net indebtedness and transaction costs of the Company at closing. In addition, it is a condition to the completion of the amalgamation that Maha must complete a bond and/or equity financings for combined aggregate gross proceeds of not less than US$70 million, prior to October 31, 2014, the proceeds of which are planned to be used to re-finance the Company’s current credit facilities and fund go-forward capital.

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NOTES TO THE FINANCIAL STATEMENTS

In certain circumstances as set forth in the Amalgamation Agreement Palliser has agreed to pay Maha a termination fee of $2.0 million. Similarly, in certain circumstances as set forth in the Amalgamation Agreement, Maha has agreed to pay Palliser a termination fee of $800,000.

The amalgamation is subject to receipt of customary regulatory approvals, including the approval of the TSXV and the approval of 66 2/3% of each of the Company’s shareholders and the Maha shareholders.

On July 30, 2014 the Company has also closed the sale of a 50% working interest in its Manitou, Saskatchewan assets to Maha for $2,150,000 (approximately $1,950,000, after interim adjustments). The production associated with this sale was approximately 125 bbl/d of oil. The Company will remain the operator of the wells related to this sale. The Company has also entered into 2 farmout arrangements with Maha in the Marwayne, Alberta and Manitou, Saskatchewan areas.

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